UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2020

Colfax Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

 420 National Business Parkway, 5th Floor
Annapolis Junction, MD 20701
(Address of Principal Executive Offices) (Zip Code)

(301) 323-9000
(Registrant's telephone number, including area code)

 Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CFX	New York Stock Exchange
5.75% Tangible Equity Units	CFXA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 1, 2020, Colfax Corporation (the “Company”) entered into Amendment No. 3 (the “Amendment”) to the credit agreement, dated as of December 17, 2018, and as amended on September 25, 2019 and December 6, 2019 (the “Credit Agreement”), by and among the Company, as the borrower, certain U.S. subsidiaries of the Company identified therein, as guarantors, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citizens Bank, N.A., as syndication agent, and the co-documentation agents named therein.
The Amendment, among other changes, modifies the total leverage ratio by permitting the Company to deduct (subject to certain exceptions) up to $125 million of unrestricted cash and cash equivalents from the debt component of the ratio and by increasing the maximum total leverage ratio to 5.75:1.00 as of June 30, 2020, 6.50:1.00 as of each fiscal quarter thereafter until March 31, 2021, 5.25:1.00 for the quarter ending June 30, 2021, 4.50:1.00 for the quarter ending September 30, 2021, 4.25:1.00 for the quarter ending December 31, 2021 and March 30, 2022, 4.00:1.00 for the quarter ending June 30, 2022 and September 30, 2022, and 3.50:1.00 as of December 31, 2022 and for each fiscal quarter ending thereafter.
The Amendment also decreases the interest coverage ratio from 3.00:1.00 for the quarter ending June 30, 2020 to 2.75:1.00 for each of the fiscal quarters ending September 30, 2020 until June 30, 2021, and then increases it back to 3.00:1.00 for the quarter ending September 30, 2021 and thereafter.
The Amendment contains a “springing” collateral provision (based upon the Gross Leverage Ratio as defined in the Amendment) which requires the obligations under the Credit Agreement to be secured by substantially all personal property of Colfax and its U.S. subsidiaries and the equity of its first tier foreign subsidiaries, subject to customary exceptions, in the event the Company’s Gross Leverage Ratio is greater than 5.00:1.00 as of the last day of any fiscal quarter. Security would be released in the event the Company’s Gross Leverage Ratio is less than, or equal to, 5.00:1:00 as of the last day of any fiscal quarter.
Lastly, the Amendment adds a fifth pricing tier in the event the total leverage ratio is greater than 4.50:1.00 (regardless of the corporate family rating), with pricing at 2.50%, in the case of the Eurocurrency margin and 1.50%, in the case of the base rate margin, and 0.50% when undrawn. In the event the total leverage ratio is less than 4.50:1.00, pricing would continue to be based on the rates set forth in the existing pricing tiers in the Credit Agreement, as applicable.

The total commitment under the Credit Agreement, consisting of a $975 revolving credit facility with a $50 million swing line loan sub-facility and a $825 million Term A-1 loan, remains unchanged, as does the maturity date of December 6, 2024.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1.

Item 2.02. Results of Operations and Financial Condition.

On May 7, 2020, the Company issued a press release reporting financial results for the first quarter ended April 3, 2020. A copy of the Company's press release is attached to this report as Exhibit 99.1 and is incorporated into Item 2.02 of this report by reference. The Company has scheduled a conference call for 8:00 a.m. Eastern on May 7, 2020 to discuss its financial results.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

10.1 Amendment No. 3 to Credit Agreement dated as of May 1, 2020

99.1 Colfax Corporation press release dated May 7, 2020, reporting financial results for the first quarter ended April 3, 2020.

104 Cover Page Interactive Data File - The cover page from this Current Report on Form 8-K is formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 7, 2020		Colfax Corporation
		By:	/s/ Christopher M. Hix
		Name:	Christopher M. Hix
		Title:	Executive Vice President, Finance,
Chief Financial Officer
(Principal Financial Officer)